EX-23 6 exhibit23ii.htm

Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated March 20, 2006 accompanying the financial statements and schedules from the date of inception October 26, 2005 to February 28, 2006 of Aslahan Enterprises Ltd. included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on May 10, 2006.

/S/"Cinnamon Jang Willoughby & Company"

 Chartered Accountants

Burnaby, B.C.

May 10, 2006

Tower 2- Suiite 900 - 4720 Kingsway, Burnaby, B.C. Canada V5H 4N2    Telephone: +1 604 435 4317    Fax: + 1 604 435 4319

HLB Cinnamon Jang Willoughby & Company is a member of  International. A world-wide  organization of  accounting firms and business adisors.